Exhibit 4.2

EXECUTION VERSION

SERIES 2021-1 SUPPLEMENT

among

DI ISSUER LLC,

LMRK DI CAN-RO HOLDINGS LTD.,

LMRK DI PROPCO LLC,

LMRK DI PROPCO CAN-BO LLC,

as Obligors,

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Indenture Trustee

dated as of October 13, 2021

Secured Data Center Revenue Notes, Series 2021-1

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND INCORPORATION BY REFERENCE		2

Section 1.01	Definitions	2
Section 1.02	Rules of Construction	4

ARTICLE II SERIES 2021-1 NOTE DETAILS; FORMS OF SERIES 2021-1 NOTES		4

Section 2.01	Series 2021-1 Note Details.	5
Section 2.02	Delivery of Series 2021-1 Notes	6
Section 2.03	Forms of Series 2021-1 Notes	6
Section 2.04	No Class A-2 Monthly Amortization Amounts	6
Section 2.05	Funding of the Collection Account	6
Section 2.06	Funding of the Liquidity Reserve Sub-Account	6
Section 2.07	Funding of the Priority Expense Reserve Sub-Account	6
Section 2.08	Funding of the Executed Forward Starting Lease Reserve Sub-Account	7

ARTICLE III GENERAL PROVISIONS		6

Section 3.01	Date of Execution	7
Section 3.02	Notices	7
Section 3.03	Governing Law; Jurisdiction; Waiver of Jury Trial	7
Section 3.04	Severability	7
Section 3.05	Counterparts	7

ARTICLE IV APPLICABILITY OF INDENTURE		7

Section 4.01	Applicability	8

i

SERIES 2021-1 SUPPLEMENT

THIS SERIES 2021-1 SUPPLEMENT (as amended, supplemented or otherwise modified and in effect from time to time, this “Series Supplement”), dated as of October 13, 2021, is among DI Issuer LLC (the “Issuer”), LMRK DI PropCo LLC (“PropCo”), LMRK DI PropCo CAN-BO LLC (“CAN-BO”) and LMRK DI CAN-RO Holdings Ltd. (“CAN-RO”, and together with PropCo and CAN-BO, the “Closing Date Asset Entities” and together with any entity that becomes a party to the Indenture after the date hereof as an “Additional Asset Entity”, the “Asset Entities”, and together the Asset Entities and the Issuer, collectively, the “Obligors”), and Wilmington Trust, National Association, as indenture trustee and not in its individual capacity and any successor thereto in such capacity (the “Indenture Trustee”).

RECITALS

WHEREAS, the Obligors have entered into an Indenture, dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified and in effect from time to time, the “Indenture”), between the Indenture Trustee and the Obligors;

WHEREAS, the Issuer and the Asset Entities desire the Issuer to issue $172,500,000 of Secured Data Center Revenue Term Notes, Series 2021-1, consisting of Class A-2 Notes (the “Series 2021-1 Notes”), pursuant to this Series Supplement to the Indenture;

WHEREAS, the Issuer represents that it has duly authorized the issuance of the Series 2021-1 Notes;

WHEREAS, the Series 2021-1 Notes constitute Notes as defined in the Indenture; and

WHEREAS, the Indenture Trustee has agreed to accept the trusts herein created upon the terms herein set forth.

NOW, THEREFORE, it is mutually covenanted and agreed as follows:

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01Definitions. All defined terms used herein and not defined herein shall have the meaning ascribed to such terms in the Indenture. All words and phrases defined in the Indenture shall have the same meaning in this Series Supplement, except as otherwise appears in this Article. In addition, the following terms have the following meanings in this Series Supplement unless the context clearly requires otherwise:

“Allocable Share” shall mean, as of the Closing Date, 87.5% with respect to the U.S. Obligors and 12.5% with respect to the Canadian Obligors.

“Class A-2 Targeted Amortization Amount” shall mean, as of each Payment Date with respect to the Series 2021-1 Notes, $0.

“Closing Date” shall mean October 13, 2021.

“DBRS” shall mean, DBRS Morningstar, Inc.

“Disclosure Document” shall mean the Private Placement Memorandum dated September 8, 2021, relating to the Series 2021-1 Notes.

“Indenture” shall have the meaning ascribed to it in the preamble hereto.

“No Rating Agency Declination or Waiver Action” shall mean the obligation to obtain a Rating Agency Confirmation in connection with (i) amendments pursuant to Section 13.01 of the Indenture or (ii) the issuance of Additional Notes pursuant to Section 2.12(b) of the Indenture.

“Note Rate” shall, for the Series 2021-1 Notes, mean the rate per annum at which interest accrues on the Series 2021-1 Notes set forth in Section 2.01(a).

“Placement Agent” shall mean Guggenheim Securities, LLC.

“Post-ARD Note Spread” shall, for the Series 2021-1 Notes, be the spread per annum set forth in Section 2.01(d).

“Prepayment Consideration” shall, for the Series 2021-1 Notes, mean an amount equal to the excess, if any, of (i) the present value as of the date of prepayment of all future installments of principal and interest that the Issuer would otherwise be required to pay on such Notes being prepaid from the date of such prepayment to and including the Payment Date occurring in September 2026, absent such prepayment and assuming that (a) that no Class A LTV Test Sweep Amount, Release Price or the Early Termination Fee Prepayment Amounts is applied to reduce the outstanding principal balance of such Notes and (b) the entire unpaid Class Principal Balance of the Series 2021-1 Notes is required to be paid on such Payment Date, with such present value determined by the use of a discount rate equal to the sum of (x) the yield to maturity (adjusted to a “mortgage equivalent basis” pursuant to the standards and practices of the Securities Industry and Financial Markets Association), on a date of determination five (5) Business Days prior to the date of such prepayment for such Notes, of the United States Treasury Security having the maturity closest to the Payment Date occurring in September 2026 plus (y) 0.50% over (ii) the Class Principal Balance of such Notes (or portion thereof being prepaid) on the date of such prepayment.  For the avoidance of doubt Prepayment Consideration will not be payable in connection with prepayments of the Series 2021-1 Notes under the following scenarios: (i) prepayments of the Series 2021-1 Notes that occur on or after the Payment Date occurring in September 2026, (ii) prepayments of the Series 2021-1 Notes in connection with certain casualty or condemnation events, (iii) prepayments of the Class A LTV Test Sweep Amount to the Series 2021-1 Notes, (iv) prepayments of the Series 2021-1 Notes from amounts on deposit in the Cash Trap Reserve Sub-Account, (v) prepayments of the Series 2021-1 Notes in an amount equal to the applicable Release Price in connection with the disposition of one or more Data Centers in an amount up to $17.25 million in the aggregate for all such dispositions, (vi) prepayments of the Series 2021-1 Notes in an amount up to the applicable Early Termination Fee Prepayment Amount not to exceed $17.25 million in the aggregate, or (vii) prepayments of the Series 2021-1 Notes during an Amortization Period or after the occurrence and during the continuance of an Event of Default.

“Prepayment Period” shall mean, in relation to the Series 2021-1 Notes, the period that commences on the Payment Date occurring in September 2026.

“Rated Final Payment Date” shall have the meaning ascribed to it in Section 2.01(b).

“Rating Agency” shall mean, in relation to the Series 2021-1 Notes, DBRS.

“Rating Agency Confirmation” shall mean, with respect to any matter and with respect to the Series 2021-1 Notes, notification in writing by the Rating Agency (which may be in the form of e-mail, facsimile, press release, posting to its internet website or other such means then considered industry standard as determined by such Rating Agency) that a proposed action, failure to act or other event specified in the Indenture or the other Transaction Documents will not in and of itself result in the downgrade, withdrawal or qualification of the then-current rating assigned to the Series 2021-1 Notes by such Rating Agency; provided, that, other than in connection with a No Rating Agency Declination or Waiver Action, if a Rating Agency Declination is received, the requirement to receive a Rating Agency Confirmation from the Rating Agency with respect to such matter will not apply; provided, further, that, other than in connection with a No Rating Agency Declination or Waiver Action, if a Rating Agency refuses to respond or otherwise does not respond to a request for Rating Agency Confirmation made in accordance with Section 15.26 of the Indenture, the requirement to receive such Rating Agency Confirmation shall be waived unless such Rating Agency’s refusal or failure to respond to such request is due to a commercial dispute between the Issuer or its Affiliates and such Rating Agency, including, but not limited to, any disagreement regarding such Rating Agency’s fees.

“Rating Agency Declination” shall mean a written waiver or acknowledgement from a Rating Agency indicating its decision not to review or declining to review the matter for which the Rating Agency Confirmation is sought and received; provided that any Rating Agency’s refusal to provide Rating Agency Confirmation due to a commercial dispute between the Issuer or its Affiliates and such Rating Agency, including, but not limited to, any disagreement regarding such Rating Agency’s fees, shall not constitute a Rating Agency Declination; provided, further, that if any Rating Agency shall publicly announce a policy, as a general matter, to no longer review requests for Rating Agency Confirmation, so long as such policy shall remain in effect, any party requesting Rating Agency Confirmation from such Rating Agency shall only be required to deliver written notice to such Rating Agency of any matter for which Rating Agency Confirmation would have been requested and such Rating Agency shall thereafter be deemed to have delivered a Rating Agency Declination with respect to such matter.

“Series 2021-1 Notes Anticipated Repayment Date” shall have the meaning ascribed to it in Section 2.01(b).

“Series 2021-1 Notes” shall have the meaning ascribed to it in the preamble hereto.

“Series Disposition Period Date” shall, for the Series 2021-1 Notes, have the meaning ascribed to it in Section 2.01(g).

Section 1.02Rules of Construction.  Unless the context otherwise requires:

(a)a term has the meaning assigned to it;

(b)an accounting term not otherwise defined herein and accounting terms partly defined herein, to the extent not defined, shall have the respective meanings given to them under GAAP as in effect from time to time;

(c)“or” is not exclusive;

(d)“including” means including without limitation;

(e)words in the singular include the plural and words in the plural include the singular;

(f)all references to “$” or “USD” are to United States dollars unless otherwise stated;

(g)all references to “$(Cdn)” or “CAD” are to Canadian dollars unless otherwise stated;

(h)any agreement, instrument or statute defined or referred to in this Series Supplement or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; references to a Person are also to its permitted successors and assigns

(i)references to a Person are also to its permitted successors and assigns; and

(j)the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Series Supplement, shall refer to this Series Supplement as a whole and not to any particular provision of this Series Supplement, and Section, Schedule and Exhibit references are to this Series Supplement unless otherwise specified.

ARTICLE II

SERIES 2021-1 NOTE DETAILS; FORMS OF SERIES 2021-1 NOTES

Section 2.01Series 2021-1 Note Details.

(a)The aggregate principal amount of the Series 2021-1 Notes which may be initially authenticated and delivered under this Series Supplement shall be issued in one Class designated as “Class A-2” with the initial principal balance, Note Rate and rating set forth below (except for Series 2021-1 Notes authenticated and delivered upon transfer of, or in exchange for, or in lieu of Notes pursuant to Section 2.02 of the Indenture):

Series/Class	Initial Class Principal Balance	Note Principal Balance	Note Type	Rating (DBRS)
Series 2021-1, Class A-2	$172,500,000	$172,500,000	Term Notes	BBB(sf)

The Note Rate for the Series 2021-1 Notes will be 3.722%.

(b)The “Series 2021-1 Notes Anticipated Repayment Date” for the Series 2021-1 Notes is the Payment Date in September 2028.

(c)The “Rated Final Payment Date” for the Series 2021-1 Notes is the Payment Date in September 2051.

(d)The first Payment Date on which payments of Accrued Note Interest shall be paid to the Noteholders of the Series 2021-1 Notes shall be the November 2021 Payment Date. The initial Interest Accrual Period for the Series 2021-1 Notes shall consist of 32 days.

(e)The Post-ARD Note Spread for the Series 2021-1 Notes is the spread set forth below:

Series/Class	Post-ARD Note Spread
Series 2021-1, Class A-2	2.45%

(f)The Record Date for purposes of determining payments to the Noteholders of the Series 2021-1 Notes for the October 2021 Payment Date shall be September 30, 2021.

(g)The “Series Disposition Period Date” for the Series 2021-1 Notes is the Payment Date in August 2050.

(h)The DSCR shall be 2.40x as of the Closing Date.

(i)The Amortization DSCR shall be 1.66x as of the Closing Date.

(j)The Class A LTV Ratio shall be 69.1% as of the Closing Date.

Section 2.02Delivery of Series 2021-1 Notes. Upon the execution and delivery of this Series Supplement, the Issuer shall execute and deliver to the Indenture Trustee and the Indenture Trustee, upon receipt of an Issuer Order, shall authenticate the Series 2021-1 Notes and deliver the Series 2021-1 Notes to the Depositary or at the direction of the related Holder of the Note, as applicable.

Section 2.03Forms of Series 2021-1 Notes. The Series 2021-1 Notes shall be in substantially the forms set forth in the Indenture, each with such variations, omissions and insertions as may be necessary.

Section 2.04No Class A-2 Targeted Amortization Amounts. There will be no Class A-2 Targeted Amortization Amount with respect to the Series 2021-1 Notes.

Section 2.05Funding of the Collection Accounts. On the Closing Date, the Obligors shall deposit into the U.S. Collection Account an amount equal to $1,361,479.66 and the Obligors shall deposit into the Canadian Collection Account an amount equal to $0.

Section 2.06Funding of the Liquidity Reserve Sub-Accounts. On the Closing Date, the Obligors shall deposit into the U.S. Liquidity Reserve Sub-Account an amount equal to $1,404,473.44 and the Obligors shall deposit into the Canadian Liquidity Reserve Sub-Account an amount equal to $200,639.06. No Liquidity Letter of Credit will be issued on the Closing Date.

Section 2.07Funding of the Priority Expense Reserve Sub-Accounts. On the Closing Date, the Obligors shall deposit into the U.S. Priority Expense Reserve Sub-Account an amount equal to $0 and the Obligors shall deposit into the Canadian Priority Expense Reserve Sub-Account an amount equal to $0.

Section 2.08Funding of the Executed Forward Starting Lease Reserve Sub-Accounts. On the Closing Date, the Obligors shall deposit into the U.S. Executed Forward Starting Lease Reserve Sub-Account an amount equal to $0 and the Obligors shall deposit into the Canadian Executed Forward Starting Lease Reserve Sub Account an amount equal to $0.

Section 2.09Funding of Capital Expenditures Reserve Sub-Accounts.  On the Closing Date, the Obligors shall deposit into the U.S. Capital Expenditures Reserve Sub-Account an amount equal to $0 and the Obligors shall deposit into the Canadian Capital Expenditures Reserve Sub-Account an amount equal to $0.

ARTICLE III

GENERAL PROVISIONS

Section 3.01Date of Execution. This Series Supplement for convenience and for the purpose of reference is dated as of October 13, 2021.

Section 3.02Notices.  Notices required to be given to DBRS by the Issuer and/or the Asset Entities or the Indenture Trustee shall be mailed to 181 University Ave, Toronto, ON M5H 3M7.

Section 3.03Governing Law; Jurisdiction; Waiver of Jury Trial. THIS SERIES SUPPLEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.  EACH PARTY HERETO IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR UNITED STATES FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN, THE CITY OF NEW YORK IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR IN RELATION TO THIS SERIES

SUPPLEMENT.  EACH OF THE PARTIES HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SERIES SUPPLEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.04Severability. In case any provision in this Series Supplement shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.05Counterparts; Electronic Execution. The Indenture and this Series Supplement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such respective counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of this Series Supplement in Portable Document Format (PDF), DocuSign or by facsimile shall be effective as delivery of a manually executed counterpart of this Series Supplement. The words “delivery,” “execute,” “execution,” “signed,” “signature,” and words of like import in any document executed in connection herewith shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided, that, notwithstanding anything contained herein to the contrary, the parties hereto are under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the parties hereto pursuant to procedures approved by the parties hereto; provided, further, that, without limiting the foregoing, upon the request of either party hereto, any electronic signature shall be promptly followed by such manually executed counterpart.

ARTICLE IV

APPLICABILITY OF INDENTURE

Section 4.01Applicability. The provisions of the Indenture are hereby ratified, approved and confirmed, except as otherwise expressly modified by this Series Supplement and the Indenture as so supplemented by this Series Supplement shall be read, taken and construed as one and the same instrument. The representations, warranties and covenants contained in the Indenture (except as expressly modified herein) are hereby reaffirmed with the same force and effect as if fully set forth herein and made again as of the date hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Obligors and the Indenture Trustee have caused this Series Supplement to be duly executed by their respective officers, thereunto duly authorized, all as of the day and year first above written.

DI ISSUER LLC

By:	/s/ George Doyle
	Name:	George P. Doyle
	Title:	Chief Financial Officer

LMRK DI CAN-RO HOLDINGS LTD.

By:	/s/ George Doyle
	Name:	George P. Doyle
	Title:	Chief Financial Officer

LMRK DI PROPCO LLC

By:	/s/ George Doyle
	Name:	George P. Doyle
	Title:	Chief Financial Officer

LMRK DI PROPCO CAN-BO LLC

By:	/s/ George Doyle
	Name:	George P. Doyle
	Title:	Chief Financial Officer

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Indenture Trustee
By:
/s/ Cynthia Major
	Name:	Cynthia L. Major
	Title:	Banking Officer